UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 14, 2007
Date of Report (Date of earliest event reported)

GENEVA RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51583	98-0441019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Terminal Way, Suite 110, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

(775) 348-9330
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 - CORPORATE GOVERNANCE

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on May 14, 2007, the Board of Directors of the Geneva Resources, Inc. (the "Company") accepted the resignation of Alan Sedgwick as a director of the Company.

Also effective on May 14, 2007, the Board of Directors of the Company accepted the consent to act of Duncan Bain to act as a director of the Company.

As a result of these changes, the Board of the Directors of the Company currently consists of the following individuals: Marcus M. Johnson, Steve Jewett, D. Bruce Horton, Stacey Kivel and Mr. Bain.

The following is a description of the business background of Mr. Bain:

Duncan Bain: Mr. Bain graduated from University of Western Ontario in 1977 with a B.Sc. in geology. He has practiced as an exploration and mine geologist for 30 years in a number of countries, including Canada, Colombia, Peru, Mexico, the United States, China, New Guinea, Portugal and Saudi Arabia. Mr. Bain formed his own consulting firm, Duncan Bain Consulting Ltd., in 1986, and he has designed, budgeted, and supervised exploration programs that included airborne and ground-based geophysics, mapping, geochemical sampling and both surface and underground drilling programs. Mr. Bain holds a Professional Geoscientist (P.Geo.) designation, is a Fellow of the Geological Association of Canada, and is a member of the Prospectors and Developers Association of Canada. Since March 2006, Mr. Bain has served as a director of Tao Minerals Ltd., a Nevada corporation that is publicly traded on the OTCBB. He is also a director of St. Elias Mines Ltd., a Canadian junior resource company based in Canada that is publicly traded on the TSX Venture Exchange. He is currently in the process of completing a Ph.D. in geology while continuing to act as a geological consultant.

At present there are no employment or consulting arrangements as between the Company and Mr. Bain.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEVA RESOURCES, INC.
Date: May 18, 2007.	/s/ "Marcus J. Johnson" ___________________________________ Marcus M. Johnson President, Chief Executive Officer and a director

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